Exhibit 10.2

SUBSCRIPTION AGREEMENT INSTRUCTIONS

Each subscriber must complete and sign the Subscription Agreement in accordance with the following instructions. Subscribers must meet certain requirements in order for JUNEAU BIOSCIENCES, L.L.C. (the "Company"), a Utah limited liability company, to comply with the offering exemptions from registration and qualification under the Federal Securities Act of 1933, as amended, and applicable state securities laws. The Company will be relying on the accuracy and completeness of information provided in the Subscription Agreement to establish the qualifications of prospective investors and the Company's legal right to sell these securities. The Subscription Agreement will at all times be kept strictly confidential, unless necessary to establish the legality of a prospective investor's participation in the offering. The Company should be contacted immediately if there is any change in the information the prospective investor has provided.

SECOND AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

JUNEAU BIOSCIENCES, L.L.C.

2749 East Parleys Way, Suite 100

 Salt Lake City, UT 84109

THIS AMENDED AND RESTATED SUBSCRIPTION AGREEMENT effective this 22nd day of August, 2018, by and between JUNEAU BIOSCIENCES, L.L.C., a Utah limited liability company (the "Company" or “Juneau”), and Predictive Technology Group, Inc. a Nevada Corporation (the "Subscriber" or “Predictive”), who, for and in consideration of the mutual promises and covenants set forth herein, do hereto agree as follows:

1. Subscription. The Subscriber hereby subscribes 15,681,818 Class A Units (as defined in the Company’s Operating Agreement, effective December 6, 2006), at a purchase price of $1.10 per Unit (“the Securities”). It is understood that the total issued Juneau Class A Units (on a fully diluted basis at December 31, 2017) was approximately 39,500,000 Units (30,173,204.17 issued; 4,621,293 as options or warrants; with the remainder being principal and interest on convertible debt) prior to the purchase of the 15,681,818 Units subscribed to herein, the conversion of the debt herein as described herein, and the 400,000 Units to be paid to InceptionDX as described herein. The investment will be made in three tranches. The Securities were issued in full upon payment of the initial $250,000 in subscription funds. Any securities that are not paid for will be fully returned upon failure to complete the tranches outlined below. For example, if (i) Subscriber funds only the first installment of the first tranche (described below) in the amount of $250,000, but makes no further investment, then Subscriber will only be entitled to retain 227,273 Class A Units and the remaining 15,454,545 Class A Units will be cancelled or, alternatively, (ii) if Subscriber funds the first and second tranches (described below) in the amount $2,250,000, but makes no further investment, then Subscriber will only be entitled to retain 2,045,455 Class A Units and the remaining 13,636,363 Class A Units will be cancelled.

Notwithstanding any other provision in this Subscription Agreement, Subscriber may stop funding the investment described herein at any time for any reason.

The first tranche totaled $1,850,000 and has been paid in full. These funds were used to cover the Company’s monthly burn (salaries, benefits, rent, overhead, cloud computing, miscellaneous operating expenses, etc.) and to complete required exome sequencing (2,000 samples) .

The second tranche will total $400,000 and has been paid in full. The second tranche funds were used to (i) cover the Company’s monthly burn (salaries, benefits, rent, overhead, cloud computing, miscellaneous operating expenses, etc.) and (ii) take necessary steps to achieve launch readiness for the ART Guide endometriosis infertility test by October 6, 2018 (activities include data analysis, selecting and testing commercial algorithm, ordering initial reagents, performing CLIA validation, programming LIMS system, publication and presentation expenses, hiring and training genetic counselors, initiating beta testing, etc.).

The third tranche will total $15,000,000. As of the date of this Amendment, $259,095 of this amount has been paid. The remaining balance will be as follows: $159,615 on or before September 30, 2018; $149,615 on or before October 31, 2018, $122,950 on or before November 30, 2018, $118,115 on or before December 31, 2018, twenty-three $600,000 monthly installments commencing on or before January 31, 2019 and ending on or before November 30, 2020 and a final installment of $390,610 on or before December 31, 2020. The third tranche funds will be used to launch the ART Guide endometriosis infertility test and to support development of EndoRisk endometriosis test for pelvic pain and other operational expenses to be approved by the Board with the goal of having a pelvic pain test ready for commercialization as an FDA approved test in the second half of 2020. In the event that that the pelvic pain test will be ready for commercialization as an FDA approved test on an earlier date then the third tranche payments may be accelerated upon agreement of the parties. Specifically, use of the third tranche funds includes collecting and sequencing or genotyping additional samples to confirm utility in major racial cohorts and to optimize test for pelvic pain indication. Sample collection targets include collection of:

a.

2,000 African American pelvic pain patients with and without endometriosis (>75%African by DNA ancestry testing);

b.

2,000 Asian American pelvic pain patients with and without endometriosis (>75%  Asian by DNA ancestry testing);

c.

2,000 Hispanic / Latino pelvic pain patients with and without endometriosis regardless of race;

d.

1,000 additional Caucasian pelvic pain patients focusing on patients without endometriosis, will bring total number of Caucasian subjects to 3,000; and

e.

500 “surgical” negative controls (various races) without chronic pain and with negative laparoscopies (i.e. tubal ligation patients).

2. Other Conditions. Subscriber’s investment will also be subject to the following additional conditions, which conditions will terminate on the earlier of (i) the date on which Subscriber stops funding the $17,250,000 subscription on the timetable described above or (ii) June 1, 2023. For example, if Subscriber funds the first tranche, but does not fund the April 15, 2018 $500,000 payment, then the conditions set forth in this Section 2 shall thereafter become null, void and of no further force or effect.

The Company’s Board of Managers was expanded to seven members and three board nominees selected by Predictive were appointed to fill the vacancies created on the Company’s Board of Managers. These nominees were Stephen William Jennings, Michael Dey and Eric Robinson. The appointment of the three nominees occurred upon payment by Subscriber of the first $250,000 payment that is part of the first tranche.

The Company will provide progress reports to Subscriber on research and development activities on a monthly basis and written financial reports on a monthly basis, setting objectives for the following month.

Operating budgets will be reviewed and approved at quarterly meetings of the Company’s Board of Managers. The Company’s banking controls require dual executive signatures from persons identified by the board for any amounts over $5,000. Any expenditures over $5,000 not listed in the approved budgets will require the written approval of at least two of following individuals: Ken Ward, Eric Robinson and a third person appointed by Subscriber.

Subscription funds will only be spent on (i) items that are included in a budget that is agreed by the Company and Subscriber and (ii) off budget items that are approved by Subscriber in advance in writing.

The Company will contract with Inception DX, LLC or another company that Predictive may identify in its sole and exclusive discretion, to run the CLIA version ART Guide tests on terms and conditions that are reasonably acceptable to the parties.

That Michael Dey or another board member approved by Subscriber will participate in any and all material negotiations with third party interests with the Company. For purposes hereof, material negotiations will include:

The sale, lease, exchange, mortgage, pledge or other disposition of any of the Company’s assets in excess of $50,000;

The Company’s merger with or conversion into another entity;

An undertaking involving a debt or obligation in excess of $50,000;

The compromise of a dispute involving an amount in controversy in excess of $50,000;

The acceptance of any capital contribution by the Company in excess of $50,000;

The redemption of a member’s interest in the Company in excess of $50,000;

The issuance of any interest in the Company or any debt or equity interest (including options) convertible, exchangeable or exercisable into any interest in the Company in excess of $50,000;

The making of distributions in excess of minimum required amounts as set forth in the Company’s Operating Agreement or other than on a pro-rata basis to all members based on the respective ownership interests in the Company;

Mortgage or pledge any of its properties that has a value in excess of $50,000;

Purchase or acquire any asset that has a value in excess of $50,000; and

Enter into any agreement with an affiliate of any member of the Company.

That all Company patents for endometriosis are prosecuted by Wilson Sonsini or another law firm appointed by Company’s Board and approved by subscriber. That a general power of attorney will be granted to said law firm in connection with the prosecution of its intellectual property.

The Company acknowledges that there is no default by Predictive (or affiliates) under the licenses the Company has granted to Predictive Technology Group, Inc.

If Predictive proposes to register any of its securities under the Securities Act of 1933 (other than pursuant to (i) a registration statement filed by Predictive in which gross proceeds of less than $40 million are being raised, or (ii) Form S-4 and/or Form S-8, or any other successor form of limited purpose), and Juneau is not able to sell the License Shares and/or Warrant Shares pursuant to Rule 144 of the Securities Act of 1933, Predictive will give written notice by registered mail at least fifteen (15) days prior to the filing of each such registration statement to Juneau of its intention to do so.  If Juneau notifies Predictive within ten (10) business days after receipt of any such notice of its desire to include any of the License Shares and/or Warrant Shares held by Juneau in such proposed registration statement, Predictive shall afford Juneau the opportunity to have any such amount of the License Shares and/or Warrant Shares registered under such registration statement.

All expenses in connection with the registration of the License Shares and/or Warrant Shares shall be borne by Predictive; provided, however, that Predictive shall not be obligated to pay any fees or disbursements of counsel retained by Juneau nor shall Predictive be required to provide counsel to Juneau in connection registration or otherwise.

Predictive shall not be obligated to register any License Shares and/or Warrant Shares if Juneau, upon request, does not provide Predictive in writing such information regarding Juneau and the distribution proposed by Juneau as Predictive may request and as shall be required in connection with any registration. Information so furnished shall state that it can be used in the subject registration.

Juneau shall not, without the prior written consent of Predictive, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any of the License Shares, Warrants and/or Warrant Shares (individually and collectively, the “Predictive Securities”), or (2) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending on the one year anniversary of the date of this Agreement.

The parties understand the Company is considering a merger and/or share exchange with Subscriber (or an affiliate) if appropriate terms for the transaction are agreed. The Parties will use reasonable commercial efforts to close the transaction before June 30, 2019.

3. Subscriber Representations. The Subscriber hereby represents and warrants that:

(a) The Subscriber's representations in this Agreement are complete and accurate to the best of the Subscriber's knowledge, and the Company may rely upon them. The Subscriber will notify the Company immediately if any material change occurs in any of this information before the sale of the Securities.

(b) The Subscriber is able to bear the economic risk of an investment in the Securities for an indefinite period of time, can afford the loss of the entire investment in the Securities, and will, after making an investment in the securities, have sufficient means of providing for Subscriber’s current needs and possible future contingencies. Additionally, the Subscriber's overall commitment to investments that are not readily marketable is not disproportionate to Subscriber’s net worth and this Subscription will not cause such overall commitment to become excessive.

(c) The Securities subscribed for herein will not be sold by the Subscriber without registration under applicable securities acts or a proper exemption from such registration.

(d) The Securities subscribed for herein are being acquired for the Subscriber's own account and risk, for investment purposes, and not on behalf of any other person or with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The Subscriber is aware that there are substantial restrictions on the transferability of the Securities.

(e) The Subscriber has had access to any and all information concerning the Company that the Subscriber and the Subscriber's financial, tax and legal advisors required or considered necessary to make a proper evaluation of this investment. Subscriber understands and agrees that customary disclosure documentation have not been prepared due, in part, to the fact that the parties have agreed that such documentation not be prepared to conserve Company funds. The Subscriber is not relying on any representations and warranties from the Company outside of this Agreement.

(f) In making the decision to purchase the Securities herein subscribed for, the Subscriber and its advisers have relied solely upon their own independent investigations, and fully understand that there are no guarantees, assurances or promises in connection with any investment hereunder and understand that the particular tax consequences arising from this investment in the Company will depend upon the individual circumstances of the Subscriber. The Subscriber further understands that no opinion is being given as to any securities or tax matters involving the offering.

(g) All of the information furnished by the Subscriber to the Company is true, correct and complete in all material respects, and the Subscriber agrees to notify the Company immediately of any change in any information set forth herein.

(h) The Subscriber also understands and agrees that stop transfer instructions relating to the Securities will be placed in the Company's transfer ledgers, and that the certificates evidencing the Securities sold will bear legends in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

(i) Subscriber has been given the unrestricted opportunity to ask questions of, and receive answers from, the Company, or persons acting on its behalf, concerning the terms and conditions of, and all other matters relating to the offering, and has been given the unrestricted opportunity to obtain such additional information with respect to the offering as he has desired.

(j) The Subscriber knows that the Securities subscribed for herein are offered and sold pursuant to exemptions from registration under the Securities Act of 1933, and state securities law based, in part, on these warranties and representations, which are the very essence of this Subscription Agreement, and constitute a material part of the bargained-for consideration without which this Subscription Agreement would not have been executed.

(k) By reason of the Subscriber's business or financial experience or the business or financial experience of professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, the Subscriber has the capacity to protect Subscriber’s own interest in connection with this transaction or has a pre-existing personal or business relationship with the Company or one or more of its officers, directors or controlling persons consisting of personal or business contacts of a nature and duration such as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of such person with whom such relationship exists.

(l) This Subscription Agreement when fully executed and delivered by the Company will constitute a valid and legally binding obligation of the Subscriber, enforceable in accordance with its terms. The Subscriber, if it is a partnership, joint venture, corporation, trust or other entity, was not formed or organized for the specific purpose of acquiring the Securities. The purchase of the Securities by the Subscriber, if it is an entity investor, is a permissible investment in accordance with the Subscriber's Articles of Incorporation, by-laws, partnership agreement, declaration of trust or other similar charter document, and has been duly approved by all requisite action by the entity's owners, directors, officers or other authorized managers. The person signing this document and all documents necessary to consummate the purchase of the Securities has all requisite authority to sign such documents on behalf of the Subscriber, if it is an entity investor.

(m) The Subscriber represents that Subscriber is an "accredited investor" as defined under Rule 501 of Regulation D.

 4. Juneau Representations. Juneau hereby represents and warrants that:

(a) Juneau’s representations in this Agreement are complete and accurate to the best of Juneau’s knowledge, and Predictive may rely upon them. Juneau will notify Predictive immediately if any material change occurs in any of this information before the sale of the Predictive Securities.

(b) Juneau is able to bear the economic risk of an investment in the Predictive Securities for an indefinite period of time, can afford the loss of the entire investment in the Predictive Securities, and will, after making an investment in the Predictive Securities, have sufficient means of providing for Juneau’s current needs and possible future contingencies. Additionally, Juneau’s overall commitment to investments that are not readily marketable is not disproportionate to Juneau’s net worth and this Subscription will not cause such overall commitment to become excessive.

(c) The Predictive Securities subscribed for herein will not be sold by Juneau without registration under applicable securities acts or a proper exemption from such registration.

(d) The Predictive Securities subscribed for herein are being acquired for Juneau’s own account and risk, for investment purposes, and not on behalf of any other person or with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The Juneau is aware that there are substantial restrictions on the transferability of the Securities.

(e) Juneau has had access to any and all information concerning Predictive that Juneau and Juneau’s financial, tax and legal advisors required or considered necessary to make a proper evaluation of this investment. Juneau understands and agrees that customary disclosure documentation has not been prepared due, in part, to the fact that the parties have agreed that such documentation not be prepared to conserve Predictive funds. Juneau is not relying on any representations and warranties from Predictive outside of this Agreement.

(f) In making the decision to purchase the Predictive Securities herein subscribed for, Juneau and its advisers have relied solely upon their own independent investigations, and fully understand that there are no guarantees, assurances or promises in connection with any investment hereunder and understand that the particular tax consequences arising from this investment in Predictive will depend upon the individual circumstances Juneau. Juneau further understands that no opinion is being given as to any securities or tax matters involving the offering.

(g) All of the information furnished by Juneau to Predictive is true, correct and complete in all material respects, and Juneau agrees to notify Predictive immediately of any change in any information set forth herein.

(h) Juneau also understands and agrees that stop transfer instructions relating to the Predictive Securities will be placed in Predictive’s transfer ledgers, and that the certificates evidencing the Predictive Securities will bear legends in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of Predictive.

(i) Juneau has been given the unrestricted opportunity to ask questions of, and receive answers from, Predictive, or persons acting on its behalf, concerning the terms and conditions of, and all other matters relating to Predictive and the Predictive Securities, and has been given the unrestricted opportunity to obtain such additional information with respect to the offering as it has desired.

(j) Juneau knows that the Predictive Securities are offered and sold pursuant to exemptions from registration under the Securities Act of 1933, and state securities law based, in part, on these warranties and representations, which are the very essence of this Subscription Agreement, and constitute a material part of the bargained-for consideration without which this Subscription Agreement would not have been executed.

(k) By reason of Juneau’s business or financial experience or the business or financial experience of professional advisors who are unaffiliated with and who are not compensated by Predictive or any affiliate or selling agent of Predictive, directly or indirectly, Juneau has the capacity to protect Juneau’s own interest in connection with this transaction or has a pre-existing personal or business relationship with Predictive or one or more of its officers, directors or controlling persons consisting of personal or business contacts of a nature and duration such as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of such person with whom such relationship exists.

(l) This Subscription Agreement when fully executed and delivered by Juneau will constitute a valid and legally binding obligation of Juneau, enforceable in accordance with its terms. Juneau was not formed or organized for the specific purpose of acquiring the Predictive Securities. The purchase of the Predictive Securities by Juneau is a permissible investment in accordance with Juneau’s Operating Agreement, Certificate of Organization or other similar charter document, and has been duly approved by all requisite action by the entity's owners, directors, officers or other authorized managers. The person signing this document and all documents necessary to consummate the purchase of the Predictive Securities has all requisite authority to sign such documents on behalf of Juneau.

(m) Juneau represents that Juneau is an "accredited investor" as defined under Rule 501 of Regulation D.

5. Entire Agreement. This Subscription Agreement and the related Operating Agreement, Warrant and Licenses, constitutes the entire agreement between the parties with respect to the matters covered thereby, and may only be amended by a writing executed by all parties hereto.

6. Survival of Representations. The representations, warranties, acknowledgments and agreements made by the Subscriber and the Company shall survive the acceptance of this Subscription and run in favor of, and for the benefit of, the Company and the Subscriber, respectively.

7. Waiver. No waiver or modification of any of the terms of this Subscription Agreement shall be valid unless in writing. No waiver of a breach of, or default under, any provision hereof shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Subscription Agreement.

8. Counterparts. This Subscription Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9. Notices. Except as otherwise required in this Subscription Agreement, any notice required or permitted under this Subscription Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid, addressed as follows:

To the Company: 2749 East Parleys Way, Suite 300, SLC, UT 84109

To the Subscriber: 2739 East Parleys Way, Suite 205, SLC, UT 84109

10. Non-Assignability. The obligations of the parties hereunder shall not be delegated or assigned to any other party without the prior written consent of the other party.

11. No Third Party Beneficiary. The rights, remedies and agreements contained herein are solely for the benefit of the parties to this Subscription Agreement and their permitted successors and assigns.  No person or entity shall be a third party beneficiary to this Subscription Agreement.

12. Amendment and Restatement – This Agreement amends and restates in its entirely the Subscription Agreement effective December 31, 2016 and the Subscription Agreement effective June 30, 2018, by and between the parties hereto, and all amendments thereto.

PREDICTIVE TECHNOLOGY GROUP, INC.

(Signature of Authorized Person)

By: /s/ Bradley C. Robinson

Bradley C. Robinson

Its: President and CEO

2739 East Parleys Way, Suite 205, SLC, UT 84109

JUNEAU BIOSCIENCES, L.L.C.

(Signature of Authorized Person)

By: /s/ Kenneth Ward

Ken Ward

Its: Chief Executive Officer

2749 East Parleys Way, Suite 100, SLC, UT 84109